FOR IMMEDIATE RELEASE
FRIDAY, JUNE 4, 2010

HURCO REPORTS SECOND QUARTER RESULTS

INDIANAPOLIS, INDIANA, — June 4, 2010, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported a net loss of $1,573,000, or $(0.24) per diluted share, for its second quarter ended April 30, 2010, compared to a net loss of $281,000, or $(0.04) per diluted share, for the corresponding period in fiscal 2009.  The results for the second quarter of 2009 included $2,202,000 of net realized gains on hedge contracts that were closed before maturity due to forecasted reductions in production and sales; however, there were no such gains in the second quarter of fiscal 2010.  For the first six months of fiscal 2010, Hurco reported a net loss of $3,409,000, or $(0.53) per diluted share, compared to net income of $73,000, or $0.01 per diluted share, reported for the corresponding period in fiscal 2009.

Sales and service fees for the second quarter of fiscal 2010 totaled $24,088,000, an increase of $3,599,000, or 18%, from the second quarter of fiscal 2009.  Approximately $1,069,000 of the year-over-year increase, or 5% of second quarter 2009 sales, reflects the effect of a weaker U.S. Dollar in 2010 when translating foreign sales to U.S. Dollars for financial reporting purposes.  Sales and service fees for the six months ended April 30, 2010, totaled $44,704,000, a decrease of $4,092,000, or 8%, from the corresponding period in 2009.  The impact of currency translation on the year-over-year sales comparison for the first six months of fiscal 2010 was a favorable impact of approximately $2,360,000, or 5% of year to date sales for the corresponding period in fiscal 2009.

The following table sets forth net sales and service fees by geographic region for the second quarter and first half of fiscal 2010 and 2009, respectively:

Net Sales and Service Fees by Geographic Region

	Three Months Ended			Six Months Ended
	April 30,			April 30,
			%			%
	2010	2009	Change	2010	2009	Change
North America	$5,804	$6,171	-6%	$11,905	$15,808	-25%
Europe	15,342	13,042	18%	27,358	31,102	-12%
Asia Pacific	2,942	1,276	131%	5,441	1,886	188%
Total	$24,088	$20,489	18%	$44,704	$48,796	-8%

The second quarter increase in sales was primarily driven by increased demand for vertical machining centers in Europe and Asia; however, competitive pricing pressures remain in all sales regions.  Compared to the second quarter of fiscal 2009, unit shipments for the second quarter of fiscal 2010 decreased in the North America by 28%, while unit shipments in Europe increased by 11% and increased in the Asia Pacific sales region by 200%.   The increased sales in the Asia Pacific region during the second quarter of fiscal 2010, was primarily the result of increased demand in Singapore, South Korea, India, and China.  The decrease in sales for the first half of fiscal 2010 was primarily driven by lower demand, particularly for higher-priced, high performance vertical machining centers (which are principally marketed in the European sales region), and continued pricing pressures globally.  Unit shipments for the first half of fiscal 2010 decreased in North America by 45% and decreased in Europe by 12%, while unit shipments increased in the Asia Pacific sales region by 308% compared to the same period in fiscal 2009.

New order bookings in the second quarter of fiscal 2010 were $30,589,000, an increase of $12,454,000, or 69%, compared to the prior year period.  Orders in the North America, Europe and Asia Pacific regions increased $3,311,000, or 66%, $6,258,000, or 52%, and $2,885,000, or 293%, respectively, reversing a decreasing order trend that began at the onset of the global economic downturn.  For the first half of fiscal 2010, new orders totaled $51,196,000, an increase of $8,545,000, or 20%, from the corresponding period in 2009.  Of that increase, North America, Europe and Asia Pacific orders increased $501,000, or 4%, $2,692,000, or 10%, and $5,352,000, or 338%, respectively.  The impact of currency translation on new orders booked in the second quarter and first half of 2010 was consistent with the impact on sales.

Hurco’s gross profit for the second quarter of fiscal 2010 was 19%, compared to 26% for the same period in 2009.  The decrease in profit as a percentage of sales was due to the impact of fixed costs on lower sales and production volume and a higher mix of sales from the Asia Pacific region where competitive pricing pressures remain strong.  Selling, general and administrative expenses were $7,230,000, a decrease of $288,000, or 4%, from the corresponding period in 2009, reflecting the benefit of cost reduction initiatives, partially offset by increased commissions and the unfavorable effect of a weaker U.S. Dollar in 2010 when translating foreign operating expenses for financial reporting purposes.

The decrease in other income of $1,884,000 for the second quarter of fiscal 2010 compared to the same period in fiscal 2009 was primarily due to a reduction of $2,202,000 in net realized gains on hedge contracts closed before maturity during the second quarter of fiscal 2009 as a result of forecasted reductions in production and sales.

Cash increased by $7,236,000 from October 31, 2009, to $36,018,000 at April 30, 2010, primarily due to a reduction in inventory.  Inventory decreased during the first half of fiscal 2010 by $9,614,000, of which $1,835,000, or 3%, related to the impact of a weaker U.S. Dollar when translating inventory values for financial reporting purposes.  Production levels in the third quarter of fiscal 2010 have been adjusted back up to align with current order rates to meet customer requirements.

Michael Doar, Chief Executive Officer, said, “We are encouraged that orders for the second quarter of fiscal 2010 were up 48% compared to the first quarter of this year and were higher than any quarter since the economic recession began; however sales in Europe may be impacted due to continuing weak economic conditions.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, Spain, and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the impact of the current global economic recession, including disruption in credit markets, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John Oblazney Vice President & Chief Financial Officer 317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Sales and service fees	$24,088	$20,489	$44,704	$48,796

Cost of sales and service	19,411	15,269	36,047	35,034
Gross profit	4,677	5,220	8,657	13,762

Selling, general and administrative expenses	7,230	7,518	13,763	15,547
Operating loss	(2,553)	(2,298)	(5,106)	(1,785)

Interest expense	8	4	22	27

Interest income	5	45	25	149

Investment income	3	1	8	29

Other expense (income), net	116	(1,768)	393	(1,695)

Income (loss) before taxes	(2,669)	(488)	(5,488)	61

Benefit for income taxes	(1,096)	(207)	(2,079)	(12)

Net income (loss)	$(1,573)	$(281)	$(3,409)	$73

Earnings (losses) per common share

Basic	$(0.24)	$(0.04)	$(0.53)	$0.01
Diluted	$(0.24)	$(0.04)	$(0.53)	$0.01

Weighted average common shares outstanding
Basic	6,441	6,421	6,441	6,421
Diluted	6,441	6,421	6,441	6,430

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2010	2009	2010	2009
	(unaudited)		(unaudited)
Gross margin	19.4%	25.5%	19.4%	28.2%

SG&A expense as a percentage of sales	30.0%	36.7%	30.8%	31.9%

Operating loss as a percentage of sales	-10.6%	-11.2%	-11.4%	-3.7%

Pre-tax loss as a percentage of sales	-11.1%	-2.4%	-12.3%	0.1%

Effective tax rate	41.1%	42.4%	37.9%	-19.7%

Depreciation	1,000	814	1,833	1,605

Capital expenditures	269	968	744	2,319

Balance Sheet Data:	4/30/2010	10/31/2009
	(unaudited)
Working capital (excluding cash)	$58,874	$68,675

Days sales outstanding	33	39

Inventory turns	1.3	1.0

Capitalization
Total debt	$-	$-
Shareholders' equity	116,339	120,376
Total	$116,339	$120,376

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per-share data)

	April 30,	October 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$36,018	$28,782
Accounts receivable, net	13,697	13,988
Refundable taxes	5,516	7,121
Inventories, net	50,667	60,281
Deferred income taxes, net	2,263	2,670
Derivative assets	1,372	376
Other	7,353	5,046
Total current assets	116,886	118,264

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	15,136	14,995
Leasehold improvements	1,967	2,021
	25,001	24,914
Less accumulated depreciation and amortization	(12,688)	(11,802)
	12,313	13,112

Non-current assets:
Software development costs, less accumulated amortization	6,244	6,503
Other assets	6,506	6,864
	$141,949	$144,743

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$12,961	$8,262
Derivative liabilities	153	2,234
Accrued expenses	8,880	10,311
Total current liabilities	21,994	20,807

Non-current liabilities:
Deferred income taxes, net	2,577	2,570
Deferred credits and other obligations	1,039	990
Total liabilities	25,610	24,367

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
13,250,000 shares authorized; and 6,440,851 shares issued
and outstanding	644	644
Additional paid-in capital	52,052	52,003
Retained earnings	66,159	69,568
Accumulated other comprehensive loss	(2,516)	(1,839)
Total shareholders' equity	116,339	120,376
	$141,949	$144,743